Exhibit 99(C)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Discover Bank
New Castle, Delaware

We have examined management’s assertion in the accompanying “Management’s Report on Internal Control and Compliance with Minimum Servicing Standards” dated February 23, 2005, that Discover Bank (the “Bank”) has complied as of and for the year ended November 30, 2004, with the minimum servicing standards described in Sections 3.03, 4.03, 4.04, 4.05, and 8.07 of the Amended and Restated Pooling and Servicing Agreement, dated as of November 3, 2004 between the Bank and U.S. Bank National Association as Trustee for Discover Card Master Trust I; and as supplemented by Sections 9, 13, and 14 of the Series Supplements, dated April 19, 1995; February 21, and April 30, 1996; October 23, 1997; June 12, 1998; June 15 and December 14, 1999; January 27, March 14, May 10, May 22, June 6, June 19, June 20, and December 19, 2000; January 4, January 16, March 15, April 17, May 24, and July 24, 2001; January 23, April 25, May 29, October 17, and December 11, 2002; January 22, February 18, March 25, and December 30, 2003; November 3, 2004, respectively, as amended (collectively, the “Pooling and Servicing Agreement”), insofar as they relate to the assets of the Discover Card Master Trust I, Series: 1995-1, 1996-3, 1996-4, 1997-3, 1998-5, 1999-5, 1999-6, 2000-1, 2000-2, 2000-4, 2000-A, 2000-5, 2000-6, 2000-7, 2000-9, 2001-1, 2001-2, 2001-3, 2001-4, 2001-5, 2001-6, 2002-1, 2002-2, 2002-3, 2002-4, 2002-5, 2003-1 (including Subseries 1, Subseries 2, and Subseries 3), 2003-2, 2003-3, 2003-4 (including Subseries 1 and Subseries 2), and 2004-1 (the “Trust”). Management is responsible for the Bank’s compliance with those minimum servicing standards. Our responsibility is to express an opinion on management’s assertion about the Bank’s compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants as adopted by the Public Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Bank’s compliance with its minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank’s compliance with its minimum servicing standards.

In our opinion, management’s assertion that the Bank complied with the aforementioned minimum servicing standards as of and for the year ended November 30, 2004, is fairly stated, in all material respects based on the criteria set forth in the Pooling and Servicing Agreement as described above.

/s/ Deloitte & Touche LLP

Chicago, Illinois
February 23, 2005